Exhibit 99.1

Fourth Quarter 2005 Earnings

Cautionary Statement

A number of statements (i) in our presentations, (ii) in the accompanying slides and (iii) in the responses to your questions are “forward-looking statements”. These statements relate to, among other things, the Corporation’s future financial results, including future revenue, expenses and earnings, seasonality factors, the use of excess capital, asset management revenue sensitivity, the expected tax rate, the expected operational date of the WestLB joint venture, pension and stock option expense for 2006, the normal seasonal decline in performance fees, as well as the Corporation’s overall plans, strategies, goals, objectives, expectations, estimates and intentions, and are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, changes in political and economic conditions; changes in the relevant benchmark to measure changes in investment management fees; equity, fixed-income and foreign exchange market fluctuations; changes in the mix of assets under management; the effects of the adoption of new accounting standards; corporate and personal customers’ bankruptcies; operational risk; inflation; technological change; success in the timely development of new products and services; competitive product and pricing pressures within the Corporation’s markets; consumer spending and savings habits; interest rate fluctuations; monetary fluctuations; acquisitions and integrations of acquired businesses; changes in law; changes in fiscal, monetary, regulatory, trade and tax policies and laws; success in gaining regulatory approvals when required; the effects of recent and any further terroristic acts and the results of the war on terrorism; as well as other risks and uncertainties detailed from time to time in the filings of the Corporation with the Securities and Exchange Commission. Such forward-looking statements speak only as of January 18, 2006, and the Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Non-GAAP Measures: In this presentation we will discuss some non-GAAP measures in detailing our Company’s performance. The reconciliation of those measures to the most comparable GAAP measures is included in the actual presentation, in the related earnings press release or contained in the appendix of this presentation. 1

The contents of this conference call and webcast, and any related material, is the property and copyright of Mellon Financial Corporation. This conference call and webcast may not be reproduced, recorded, broadcast, disseminated, published, sold or otherwise used for public or commercial purposes, without the express written consent of Mellon and the relevant information providers. The archived version of this conference call and related series of graphics will be available on our website (mellon.com) until Wednesday February 1, 2006 at 5 p.m. EST.

The following discussion contains statements that are considered forward-looking statements. Actual results may differ materially from those expressed or implied due to a variety of factors that are described in our Annual Report on Form 10-K for the year-ended December 31, 2004 and in the slides that accompany the web cast version of this presentation. These forward-looking statements speak only as of January 18, 2006, and Mellon undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Participating in this morning’s call are Marty McGuinn, Mellon’s Chairman and Chief Executive Officer; Steve Elliott, Mellon’s Senior Vice Chairman and Mike Bryson Mellon’s Chief Financial Officer. Now for a review of our quarterly results, I would like to turn the call over to Marty McGuinn.

4th Quarter 2005 Highlights

Continuing Operations fully diluted EPS of $.50

13% fee revenue growth 4Q05 vs. 4Q04

7% (unannualized) fee revenue growth 4Q05 vs. 3Q05

Positive operating leverage

Asset Management and Asset Servicing represented 83% of pre-tax income in 4Q05 vs. 67% in 4Q04

Continuing Operations return on common equity of 20%

Capital Management

Quarterly dividend 11% higher than 4Q04

3.7 million shares repurchased during 4Q

2.0 million shares repurchased 1/3/06

Tangible shareholder equity ratio of 5.19%

2

I am pleased to report that Mellon earned 50 cents a share from continuing operations in the fourth quarter of 2005.

These results, which exceeded market expectations for the third quarter in a row, were driven by strong growth in our Asset Management and Asset Servicing businesses. Fee revenue increased 13% compared to the fourth quarter in 2004, and, sequentially, fee revenue grew at a 7% unannualized rate.

The fourth quarter results in 2004 included a reduction in expenses of $17MM associated with executing a new lease on the Pittsburgh Headquarters building. Excluding the impact of this non-operating item, Mellon generated positive operating leverage in the fourth quarter of 2005 compared to both the fourth quarter of 2004 and the third quarter of 2005. This positive operating leverage has been generated even with significant supplemental investments in our Asset Management and Asset Servicing businesses.

In the fourth quarter of 2005 Asset Management and Asset Servicing represented 83% of Mellon’s pretax profit. This relative proportion continues to increase and compares to 67% in the fourth quarter of 2004.

Duplicate slide – speaking notes only

4th Quarter 2005 Highlights

Continuing Operations fully diluted EPS of $.50

13% fee revenue growth 4Q05 vs. 4Q04

7% (unannualized) fee revenue growth 4Q05 vs. 3Q05

Positive operating leverage Asset Management and Asset Servicing represented 83% of pre-tax income in 4Q05 vs. 67% in 4Q04

Continuing Operations return on common equity of 20%

Capital Management

Quarterly dividend 11% higher than 4Q04

3.7 million shares repurchased during 4Q

2.0 million shares repurchased 1/3/06

Tangible shareholder equity ratio of 5.19%

2

We continue to aggressively manage our capital to enhance shareholder returns.

•	Return on common equity was strong at 20%.

•	Our quarterly dividend is 11% higher than last year, resulting in a payout ratio for the quarter of approximately 40%.

•	During the quarter we repurchased 3.7 million shares and earlier this month we repurchased a further 2 million shares. This keeps us on pace for the 2005/2006 average diluted share count we outlined at our Investor Conference in May, 2005.

•	We ended the quarter with a tangible common equity ratio of 5.19% compared to 5.08% at September 30th 2005, reflecting a flat balance sheet, higher equity and only modestly higher level of unrealized mark-to-market losses in our securities available for sale portfolio.

Asset Management Highlights

Record level of AUM of $781B

Record level of pretax income and higher margin

Net flows of $8B in 4Q05

Long-term flows of $7B, $20B FY05

Dreyfus – institutional money market flows of $4B, $17B FY05

Strong growth in Investment Management Fee Revenue

Increased 15% vs. 4Q04 (13% x-Performance Fees)

Performance fees totaled $77MM in 4Q05, increased 30% vs. 4Q04

WestLB Mellon asset management jv expected to be operational in 1Q06

Enhances distribution capabilities in German and French market

Deepens European fixed income / equity product capabilities

Private Wealth Management

Fee revenue increased 14% vs. 4Q04 and 6% (unannualized) vs. 3Q05

Completed acquisition of City Capital, an Atlanta-based high net worth investment manager

3

Our Asset Management businesses ended the fourth quarter with a record level of Assets under Management of $781 billion, an increase of 11% compared to the prior year and compares to growth in the S&P 500 of 3% – an impressive performance we believe based upon our balanced mix of equities, fixed income and cash.

In the fourth quarter as well as the full year we generated a record level of pretax income and a higher margin from our asset management businesses. The pretax margin increased to 32% in the fourth quarter and 30% for the full year.

Net asset flows totaled $8B in the fourth quarter of 2005. Long term flows totaled $7B and were driven primarily by strong institutional and private wealth management flows.

We continue to build on earlier changes to improve the performance of our long term mutual fund products by leveraging the strength of our institutional asset managers. In the fourth quarter we created Mellon Asset Management, encompassing all of our institutional and mutual fund products. We believe that over time these actions will result in improved investment performance and stronger growth in our long term mutual fund products.

Dreyfus continued to enjoy excellent organic growth in institutional money markets with $4B of net flows generated during the quarter, bringing the full year total to $17B. We believe the fundamentals for institutional money market flows remain positive and the trend early in the first quarter supports this outlook.

Duplicate slide – speaking notes only

Asset Management Highlights

Record level of AUM of $781B

Record level of pretax income and higher margin

Net flows of $8B in 4Q05

Long-term flows of $7B, $20B FY05

Dreyfus – institutional money market flows of $4B, $17B FY05

Strong growth in Investment Management Fee Revenue

Increased 15% vs. 4Q04 (13% x-Performance Fees)

Performance fees totaled $77MM in 4Q05, increased 30% vs. 4Q04 .

WestLB Mellon asset management jv expected to be operational in 1Q06

Enhances distribution capabilities in German and French market

Deepens European fixed income / equity product capabilities

Private Wealth Management

Fee revenue increased 14% vs. 4Q04 and 6% (unannualized) vs. 3Q05 Completed acquisition of City Capital, an Atlanta-based high net worth investment manager

3

Investment management fees rose 15% compared to the fourth quarter of 2004 – reflecting the impact of market appreciation, higher performance fees and organic growth.

Performance fees amounting to $77MM in the fourth quarter of 2005 and $171MM for the full year were both at record levels and represented year over year increases of 30% and 35%, respectively. We believe this excellent growth is a reflection of our focus on investment performance and creating alpha for our clients. However, I would like to remind investors that we anticipate a normal seasonal decline in performance fees in the first quarter of 2006.

In December the Boards of Mellon and West LB approved the formation of West LB Mellon Asset Management. We anticipate that the joint venture will be operational in the latter part of the first quarter of 2006.

In 2005, approximately 40% of Institutional Asset Management’s new business revenue was generated from outside the United States. WestLB Mellon, with approximately E40B in AUM, represents another important step in expanding Mellon’s global investment management business in Europe. The joint venture will provide us with expanded distribution capabilities in Germany and France and enhanced European product capabilities for our existing client base.

Private Wealth Management continues to demonstrate strong results with fee revenue increasing 14% compared to the fourth quarter of 2004. The acquisition in the Atlanta market of City Capital closed in December. Over the past two years we have grown our client assets in Atlanta organically by 50%, and together with City Capital our client assets exceed $2B in this important growth market.

Asset Servicing Highlights

Record level of assets under custody / administration of $3.9T

Institutional trust and custody fees increased 31% vs. 4Q04

Net custody conversions of $61B in 4Q05 and $403B FY05

New custody wins of $15B in 4Q05 and $304B for 2005

Growing client base for Eagle’s data hub (Pace) and accounting software (Star) technology solutions

Continued to achieve top quality rankings

Mellon Trustees (Dublin) ranked #1 among peers in the 2005 ranked Dublin Funds Trustee Survey Asset Servicing

4

We ended the fourth quarter with another record level of Assets under Custody and Administration - $3.9T, an increase of 21% compared to the fourth quarter of 2004.

Over this same period Institutional Trust and Custody fee revenue increased 31% driven by strong organic growth, improved market conditions, higher securities lending fees and the acquisitions of DPM and Mellon Analytical Solutions. Excluding acquisitions, fee revenue growth was 20%.

During the fourth quarter we converted $61B of new mandates, resulting in total net conversions for the year to $403B – more than double the level in 2004.

In the 4th quarter we won an additional $15B in new mandates, bringing our total wins for 2005 to over $300B in new client assets – a record year for our new business generation, and the new business pipeline remains strong as we enter 2006.

We are seeing increased demand for our products and services from financial institutions. In the fourth quarter Eagle enjoyed particular success related to the demand for their data hub and accounting software applications. Eagle’s client list includes many of the leading money managers, insurance companies, mutual funds and brokers.

Service quality is a key differentiation for Mellon and I am pleased to note that during the 4th quarter our Dublin trustee business was ranked by R&M as #1 among our peers.

Asset Management and Asset Servicing

Key Strategic Synergies in 2005

Asset Management

Asset Servicing

Asset Servicing clients are the largest referral source for Mellon Asset Management

Retention rate of mutual clients close to 100%

Over 400 Asset Servicing clients generated approximately $1B in revenue from asset servicing and asset management services. .

5

The growth rate of Mellon’s Asset Management and Asset Servicing businesses have been positively impacted by business synergies created through the Mellon enterprise.

The principal client base of our asset servicing business has been the plan sponsor community – domestically and internationally. Today we have over 400 asset servicing clients that are also clients of our asset management business. Our asset servicing clients represent the largest source of institutional referrals for new business opportunities for Mellon Asset Management and we have found that when our clients are buyers of asset servicing and asset management services the retention rate has been close to 100%.

In addition to leveraging the strength of our asset management products for the benefit of our Asset Servicing clients, our custody platform is also a key component of our service offering for the family office and charitable planned giving clients of Private Wealth Management. In 2005 we added $4 billion of new family office assets – a record level. We were also able to sell asset management products manufactured by our institutional mangers for these family office clients.

During 2005 over 400 Asset Servicing clients generated approximately $1 billion in revenue for Mellon related to asset servicing and asset management products.

Also during 2005 Mellon Asset Management won and funded 344 institutional mandates for non-liquidity products from 220 clients and 35% of these were clients of Asset Servicing.

Payment Solutions & Investor Services Fourth Quarter Highlights

Leader in Global Cash Management and Shareholder Services

14% of total revenue / 12% of pre-tax income

Stable margins of approximately 23%

Strong return on common equity of 31%

6

Our Payment Solutions & Investor Services businesses have long been recognized as leaders in Cash Management and Shareholder Services, driven by solid market positions and top-rated service quality.

In the 4th quarter of 2005, Payment Solutions & Investor Services represented 14% of total revenue and 12% of the pre-tax income, our smallest core business in terms of relative contribution to revenue and pre-tax income.

These businesses continue to generate a very strong return on equity - exceeding 30% and provide significant cash flow to fund growth initiatives in our Asset Management and Asset Servicing businesses.

However, Mellon’s overall growth rate has been masked because these businesses have not shown growth 2005 over 2004, although there was some growth comparing the fourth quarter to the third quarter. We continue to focus on re-engineering efforts and all other opportunities to improve their growth rate.

Now I would like to turn the call over to Mike Bryson who will provide you with some additional details on our results.

Results of Continuing Operations

Growth	($millions) 4Q05 vs. 3Q05*
Fee	Revenue $71 7%
Net	Interest Revenue 3 $74 3% 6%
Operating	Expense 45 5%
4Q05	vs. 4Q04*
Fee	Revenue $127 13%
Net	Interest Revenue 5 $132 5% 12%
Operating	Expense 84 10%

* All growth rates are presented on a fully taxable equivalent basis. 4Q05 vs. 4Q04 growth rates are adjusted for items detailed on Slide 13 in the Appendix of this presentation. 4Q05 vs. 3Q05 growth rates are unannualized.

7

Thank you Marty.

One of our key priorities is positive operating leverage. Through a combination of strong fee revenue growth in our Asset Management and Asset Servicing businesses as well as expense management, we were able to deliver on this goal for both the 4th quarter of 2005 compared to the 3rd quarter of 2005 and the 4th quarter of 2004.

Over both time frames we enjoyed strong fee revenue growth due to increases in investment management and institutional trust and custody fees, reflecting a mix of higher performance fees, net new business, positive flows, improved market conditions and the impact of acquisitions.

The growth rate in total revenue was tempered somewhat by a slower growth rate in net interest revenue, consistent with the growth in our balance sheet.

We were able to achieve positive operating leverage despite supplemental investments in our Asset Management and Asset Servicing businesses. For purposes of this analysis we have excluded a one time credit to expenses of $17MM in the fourth quarter of 2004 associated with executing a new lease on our Pittsburgh Headquarters building.

Expense Management

Components of Growth

4th Qtr 2005 vs 4th Qtr 2004

Staff	($464MM) 7%
Acquisition	impact (5)
Base	Staff Expense Growth 2%
Non-Staff	Expenses ($452MM)* 18%
Distribution	and services fees (7)
Acquisition	impact (4)
4Q04	Sublease loss reserve reduction (4)
Base	Growth – Non-Staff Expenses 3%

* Includes Professional / legal / other purchased services, Distribution and servicing, Occupancy, Business development, Communications, Amortization of intangible assets and Other expenses.

8

In the 4th quarter of 2005, staff expense totaled $464 million and non-staff expense totaled $452 million, for total operating expense of $916 million. Let me take a moment to break down the year-over-year growth components of that expense base, which demonstrates, I believe, the effectiveness of our expense management efforts.

Staff expense, excluding the impact of acquisitions, increased only 2%. Base compensation was virtually flat, with the modest increase, excluding acquisitions, due to higher incentives and pension and stock option expense. Looking ahead to 2006, pension and stock option expenses are expected to increase, although the increase continues to moderate. Currently, we expect the increase in pension and stock option expense to have an incremental impact on full year 2006 earnings per share by approximately $.04, versus a $.05 per share impact from the increase in 2005. Our 10-K will provide additional details.

Non-staff expense was also impacted by variable distribution and service fee expense which is offset by higher revenue, the impact of acquisitions, also offset by revenue, and the $17MM occupancy credit in the 4th quarter of 2004 noted earlier.

Excluding these items, non-staff expense increased only 3%, demonstrating strong expense management.

Performance vs. Long-Term EPS Goal

Long-Term	- Goal 4Q05 vs. 4Q04
Revenue	Growth 8 – 9% 12%
Impact	of Operating Leverage 2 – 3 1*
Capital	Management 1 – 2 2**
Growth	11 – 14% 15%
Lower	4Q04 Tax Rate / Sublease
loss	reserve reduction (9%)
Continuing	Operations EPS Growth 6%
*	Excludes the impact of the $17MM sublease loss reserve reduction recorded in 4Q04.

** Excludes the impact of the lower 4Q04 tax rate.

9

Our performance versus the components our business model and our long-term EPS growth goal demonstrates that we continue to execute on our strategy. In the 4th quarter of 2005 we had:

•	strong revenue growth driven by Asset Management and Asset Servicing,

•	positive operating leverage as a result of our expense management efforts,

•	and accretion from share repurchases,

•	which, except for an unusually low tax rate and the occupancy credit in the 4th quarter of 2004, would have yielded 15% EPS growth, above our long-term 11-14% EPS growth goal.

Now I’d like to turn the call back to Marty for a few closing comments.

Fourth Quarter Summary

Asset Management and Asset Servicing represented 83% of total pre-tax income

Mellon Asset Management (institutional and mutual funds) generated fee revenue growth of 16% based on strong institutional trends

Private Wealth Management generated fee revenue growth of 14%

Asset Servicing generated fee revenue growth of 32%

Positive Operating Leverage & Investing for Growth

Return on Common Equity of 20%

Note: Fee revenue growth rates 4Q05 vs. 4Q04

10

Thanks Mike.

Mellon’s recent results reflect the execution of our strategy of capitalizing on the growth opportunities in Asset Management and Asset Servicing.

•	In the 4th quarter of 2005, these two growth businesses represented 83% of total pretax income.

•	Our Asset Management and Asset Servicing businesses enjoyed double-digit fee revenue growth in the 4th quarter 2005 driven by increased demand for our products and services.

•	Our record level of assets under management, custody and administration of $4.7T is a reflection of strong institutional investment performance, excellent service quality and our ability to leverage the key strategic synergies between Asset Management and Asset Servicing.

•	We are making supplemental investments in our growth businesses that we detailed at our Investor Conference last year, and still have been able to deliver positive operating leverage, demonstrating that we are focused on aligning expenses with revenue trends.

•	Finally, we continue to generate superior returns on equity – with 4th quarter of 2005 ROE of 20%.

Operator, you may now open the lines for questions.

Investor Relations Contacts

Steve Lackey (412) 234-5601

Andy Clark (412) 234-4633

11

Appendix

Reconciliation of Reported Revenue and Expense

($millions)	4th Qtr 2005 4th Qtr 2004
Reported	Adj. Adjusted Reported Adj. Adjusted
Fee	Revenue $1,107 — $1,107 $982 — $982
Gain	on Sales of Securities — — — — — —
Total	Non-Interest Revenue—$1,107 — $1,107 $982 — $982
Net	Interest Revenue 123 — 123 116 — 116
Loan	Loss Provision 5 — 5 (4) — (4)
NIR	after Provision $118 — $118 $120 — $120
Staff	Expense 464 — 464 434 — 434
Net	Occupancy Expense 59 — 59 43 17 60
Other	Expense 393 — 393 424 — 424
Total	Operating Expense $916 — $916 $815 $17 $832

Asset Management

Revenue Sensitivity

A sustained (1 year) 100 point change in the S&P 500 Index, applied to our assets under management mix, results in an approximate change of $40-$50 million in investment management fees, which net of incentives approximates a $0.06-$0.07 per share impact.*

Asset	Management Revenue Sensitivity ($ millions) Billing Cycle
Mellon	Asset Management
Institutional	Asset Management $20—$25 AUM—Qtr End
Mutual	Funds $12—$15 AUM—Daily
Private	Wealth Management $8—$10 AUM—Month End
45	Day Lag
$40—$50
*	Assumes no material change in the mix of assets under management

Securities Available for Sale*

12/31/05 12/31/04

($ billions) Amortized Cost Avg. Yield Est. Avg. Repricing Life Amortized Cost Avg. Yield Est. Avg. Repricing Life

Fixed rate

Mortgage-backed $0.4 5.43% 6.0 $0.4 5.53% 4.4

Collateralized mortgage obligation 3.2 4.50% 5.0 4.1 4.52% 3.7

U.S. Treasury & agency 2.0 3.61% 1.1 1.7 3.15% 2.0

State & political subdivisions 0.8 6.83% 15.6 0.8 6.98% 16.0

Corporate 0.2 5.08% 9.4 0.0 0.00% 0.0

Adjustable/floating rate mortgage-backed

Floating rate 7.2 4.72% 0.1 4.1 2.85% 0.1

Adjustable rate 3.6 4.10% 2.0 2.3 3.50% 1.7

Total $17.4 4.55% 2.5 $13.4 3.82% 2.7

Memo –9/30/05: $17.0 4.29% 2.3

*	Preliminary

Notes: Average yields are weighted averages and are presented on an FTE basis using a 35% federal income tax rate. Estimated average repricing lives are in years. Estimated lives for mortgage-backed securities include the effect of estimated prepayments, while the estimated lives for U.S. Treasury & agency and states & political subdivisions securities are final maturities.